XPEL Reports Third Quarter Revenue Growth of 21.9%; Record Third Quarter Revenue of
$35.6 million
San Antonio, TX - November 11, 2019 - XPEL, Inc. (Nasdaq: XPEL), a global provider of protective films and coatings, announced results for the third quarter and nine months ended September 30, 2019.
Third Quarter Highlights:

•	Revenues increased 21.9% to $35.6 million compared to third quarter 2018, the highest revenue quarter in the history of XPEL; Sequential revenue growth of 18.4% compared to second quarter of 2019

•	Gross margin improved to 34.5% compared to 30.3% in third quarter 2018

•	Earnings per share of $0.16 compared to $0.08 per share in third quarter 2018
Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We’re pleased to have delivered continued strong growth in the third quarter, with record revenues, improved gross margins and enhanced profitability. We saw continued revenue growth across all of our geographic regions including a return to growth in China, where revenues increased 16.5% in the third quarter. We’re excited by the interest we’re receiving for our portfolio of products and installation services and as we move through the fourth quarter, we believe we are well positioned to drive continued growth and profitability as we close out 2019.”
For the Quarter Ended September 30, 2019:
Revenues. Revenues increased approximately $6.4 million or 22% to $35.6 million as compared to $29.2 million in the prior year.
Gross Margin. Gross margin was 34.5% versus 30.3% in the third quarter of 2018. The increase was related to an improved sales mix, lower product costs and improvements in other cost of goods sold related operating leverage.

Expenses. Selling, general and administrative expenses increased to $6.6 million but declined as a percentage of sales to 18.5% as compared to $5.9 million or 20.1% of sales in the prior year period. This increase was due mainly to increases in personnel, occupancy, information technology and research and development costs to support the ongoing growth of the business.

Net income. Net income increased to $4.5 million, or $0.16 per basic and diluted share versus net income of $2.2 million, or $0.08 per basic and diluted share in the third quarter of 2018.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $6.0 million, or 16.8% of sales, as compared to $3.3 million in the prior year1
For the Nine Months Ended September 30, 2019:
Revenues. Revenues increased approximately $7.3 million or 8.8% to $90.4 million as compared to $83.1 million in the first nine months of the prior year.
Gross Margin. Gross margin was 34.3% versus 30.1% in the first nine months of 2018.

Expenses. Selling, general and administrative expenses increased to $18.9 million or 20.9% of sales as compared to $15.8 million or 19.0% of sales in the prior year period.

Net income. Net income increased to $9.4 million, or $0.34 per basic and diluted share versus net income of $6.8 million, or $0.25 per basic and diluted share for the first nine months of 2018.

1See reconciliation of non-GAAP financial measures below.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $13.2 million, or 14.6% of sales, as compared to $10.1 million in the prior year2
Conference Call Information
The Company will host a conference call and webcast today, Monday, November 11, 2019 at 11:00 a.m. Eastern Time to discuss the Company’s results for the third quarter of 2019.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until December 11, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 55922.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

2See reconciliation of non-GAAP financial measures below.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Product revenue	$ 30,815,251	$ 25,415,749	$ 77,295,463	$ 72,498,871
Service revenue	4,802,747	3,799,576	13,142,135	10,628,864
Total revenue	35,617,998	29,215,325	90,437,598	83,127,735

Cost of Sales
Cost of product sales	22,283,771	19,622,006	56,522,834	56,032,162
Cost of service	1,061,197	742,779	2,865,641	2,075,049
Total cost of sales	23,344,968	20,364,785	59,388,475	58,107,211
Gross Margin	12,273,030	8,850,540	31,049,123	25,020,524

Operating Expenses
Sales and marketing	1,805,038	1,898,586	5,468,980	4,935,194
General and administrative	4,798,833	3,962,674	13,466,690	10,857,814
Total operating expenses	6,603,871	5,861,260	18,935,670	15,793,008

Operating Income	5,669,159	2,989,280	12,113,453	9,227,516

Interest expense	23,851	31,301	81,631	135,385
Foreign currency exchange loss	136,951	85,551	151,859	108,675

Income before income taxes	5,508,357	2,872,428	11,879,963	8,983,456
Income tax expense	999,072	690,523	2,503,365	2,159,596
Net income	4,509,285	2,181,905	9,376,598	6,823,860
Income attributed to non-controlling interest	6,602	15,713	9,311	5,200
Net income attributable to stockholders of the Company	$ 4,502,683	$ 2,166,192	$ 9,367,287	$ 6,818,660

Earnings per share attributable stockholders of the Company
Basic and diluted	$ 0.16	$ 0.08	$ 0.34	$ 0.25
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,229,720

XPEL Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	September 30, 2019	December 31, 2018
Assets
Current
Cash and cash equivalents	$ 7,295,906	$ 3,971,226
Accounts receivable, net	7,285,327	5,554,313
Inventory, net	16,428,406	10,799,611
Prepaid expenses and other current assets	2,071,833	706,718
Total current assets	33,081,472	21,031,868
Property and equipment, net	3,666,166	3,384,206
Right-of-Use lease assets	4,515,591	—
Intangible assets, net	3,778,794	3,804,026
Other assets	29,385	—
Goodwill	2,334,505	2,322,788
Total assets	$ 47,405,913	$ 30,542,888
Liabilities
Current
Current portion of notes payable	$ 586,154	$ 853,150
Current portion lease liabilities	1,062,176	—
Accounts payable and accrued liabilities	10,585,352	6,292,093
Income tax payable	540,846	1,337,599
Total current liabilities	12,774,528	8,482,842
Deferred tax liability, net	629,397	478,864
Non-current portion of lease liabilities	3,544,207	—
Non-current portion of notes payable	399,209	968,237
Total liabilities	17,347,341	9,929,943
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	11,348,163	11,348,163
Accumulated other comprehensive loss	(1,113,240)	(1,190,055)
Retained earnings	19,984,540	10,617,253
	30,247,076	20,802,974
Non-controlling interest	(188,504)	(190,029)
Total stockholders’ equity	30,058,572	20,612,945
Total liabilities and stockholders’ equity	$ 47,405,913	$ 30,542,888

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income	$4,509,285	$2,181,905	$9,376,598	$6,823,860
Interest	23,851	31,301	81,631	135,385
Taxes	999,072	690,523	2,503,365	2,159,596
Depreciation	234,297	200,512	655,385	539,379
Amortization	199,582	160,506	570,954	472,675
EBITDA	$5,966,087	$3,264,747	$13,187,933	$10,130,895